Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3ASR No. 333-189102) of Piedmont Office Realty Trust, Inc.,
(2) Registration Statement (Form S-3D No. 333-166858) of Piedmont Office Realty Trust Inc., and
(3) Registration Statement (Form S-8 No. 333-142448) of Piedmont Office Realty Trust, Inc.;

of our reports dated February 21, 2017, with respect to the consolidated financial statements and schedule of Piedmont Office Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Piedmont Office Realty Trust Inc. included in this Annual Report (Form 10-K) of Piedmont Office Realty Trust, Inc. for the year ended December 31, 2016.

/S/ Ernst and Young LLP
Atlanta, Georgia
February 21, 2017